Exhibit 16(b)

                                 English Summary
                                       of
                                 Note Amendment

      This Note Amendment, dated April 23, 2002, to the Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile extends the loan payment schedule and maturity date to May 31, 2006.